Filed Pursuant to Rule 433

Registration Nos.: 333-229287 and 333-229287-04

*PRICED/DETAILS* $1.3bn Nissan Prime Auto Loan (NAROT 2020-B)

Joint Lead Managers: Mizuho (str.), MUFG, SMBC, Wells Fargo

Co-Managers: BNPP, HSBC, Societe Generale, US Bancorp

Anticipated Capital Structure:

CLS	AMT ($MM)	WAL	M/S**	E.FIN	L.FIN	BENCH	SPD	YLD%	CPN%	$PX
A-1	254.000	0.20	P-1/A-1+	11/20	07/15/21	IntL	*pre-placed*
A-2a	420.000	0.85	Aaa/AAA	11/21	10/17/22	EDSF	+18	0.474	0.47	99.99702
A-2b	50.000	0.85	Aaa/AAA	11/21	10/17/22	1mL	+18			100.00000
A-3	470.000	2.02	Aaa/AAA	05/23	07/15/24	IntS	+30	0.552	0.55	99.99726
A-4	106.000	3.26	Aaa/AAA	02/24	02/16/27	IntS	+44	0.713	0.71	99.99374

** Expected ratings

Deal Summary:

* Transaction Size: $1.30bln

* Rating Agencies: Moody’s / S&P

* Format: SEC Registered

* Ticker: NAROT 2020-B

* Pricing Speed: 1.3 ABS to 5% call

* Min denoms: $1k x $1k

* Euro RR: No

* First Payment Date: 7/15/2020

* Settlement Date: 6/30/2020

* Bill & Deliver: Mizuho

* TALF ELIGIBLE: No

* Timing: Priced

Available Information:

* Preliminary Prospectus and FWP (Attached)

* Roadshow: www.dealroadshow.com

Passcode: NAROT20B

* Intex CDI File (Attached)

* Intex Dealname: mznarot20b_upsize

Password: JJA6

CUSIPS:

A-1: 65479CAA6

A-2a: 65479CAB4

A-2b: 65479CAC2

A-3: 65479CAD0

A-4: 65479CAE8

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403